Exhibit 12

                            PRIDE INTERNATIONAL, INC.
  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES & PREFERRED STOCK DIVIDENDS
                          (Dollar amounts in thousands)

                                                                  ------------------------------------------------------------------
                                                                                                                   Nine Months Ended
                                                                              Year Ended December 31,                 September 30,
                                                                     ------------------------------------------     ---------------
                                                                     1992     1993     1994      1995      1996     1996       1997
                                                                     ----     ----     ----      ----      ----     ----       ----
Historical
     Net earnings from continuing operations before
        provision for income taxes .............................  $(1,359)  $3,319   $8,134   $22,423   $30,819   $19,353   $129,098
     Add:
        Portion of rents representative of the interest factor .      595      688      812       935     1,590     1,149      1,043
        Interest on indebtedness ...............................        3       10      207     6,158    13,195     9,717     23,809
        Amortization of deferred financing costs ...............     --       --       --         118       440       139        694
                                                                  -------   ------   ------   -------   -------   -------   --------
            Earnings as adjusted ...............................  $  (761)  $4,017   $9,153   $29,634   $46,044   $30,358   $154,644
                                                                  =======   ======   ======   =======   =======   =======   ========
Fixed charges:
     Portion of rents representative of the interest factor ....  $   595   $  688   $  812   $   935   $ 1,590   $ 1,149   $  1,043
     Interest on indebtedness ..................................        3       10      207     6,158    13,195     9,717     23,809
     Amortization of deferred financing costs ..................     --       --       --         118       440       139        694
     Capitalized interest ......................................     --       --        458       250     1,915     1,152      4,500
     Preferred stock dividends .................................     --       --       --        --        --        --         --
                                                                  -------   ------   ------   -------   -------   -------   --------
            Fixed charges ......................................  $   598   $  698   $1,477   $ 7,461   $17,140   $12,157   $ 30,046
                                                                  =======   ======   ======   =======   =======   =======   ========
Ratio of earnings to fixed charges and preferred stock dividends        *      5.8      6.2       4.0       2.7       2.5        5.1
                                                                  =======   ======   ======   =======   =======   =======   ========

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* Earnings were inadequate to cover fixed charges by $1,359.